Exhibit 99.1

Contact:	Jacob Inbar President and Chief Executive Officer (805) 388-1345, Ext. 201

 FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS THIRD QUARTER FY09 RESULTS

Announces Shareholders Conference call scheduled for 1 PM PST, today, February 12, 2009

CAMARILLO, California – February 12, 2009 -- AML Communications, Inc. (AMLJ.OB) today announced results for the third quarter ended December 31, 2008.
Net sales for the quarter were $3.3 million, compared with $3.5 million for the same period a year earlier.  The Company reported a net profit of $125,000, or $0.01 per share, compared with a net profit of $303,000, or $0.03 per share, for the same period a year prior.

Results analysis, comparison to past performance
Revenues from our operations are as follows: AML’s defense sector had revenues of $2.8 million, compared with $2.7 million for the same period last year. We saw reductions in revenues during the period from our MPI division (from $515,000 to $382,000) and the Mica-Tech subsidiary (from $228,000 to $148,000). The reduction in total revenues is attributed to a slowdown in bookings for our MPI division, and the Mica-Tech subsidiary. Current AML defense bookings, excluding major contracts, proceed at a steady pace, in line with historical bookings during the last fiscal year. Bookings for major defense contracts remain difficult to forecast. Adopting a conservative approach, we forecast a reduction in revenues of 10% for the fourth quarter of Fiscal Year 2009 and for Fiscal Year 2010. We believe that our defense sector will maintain profitability at the forecasted new bookings.

For further details please join our Conference call scheduled for 1PM PST today, February 12, 2009.

 The Conference Call-In Number is: 1-888-590-2384, then enter code: 3881345#
 The Call will be available for playback through the Company’s website
 (http://www.amlj.com/ir.html) after 6 AM PST, Friday, February 13, 2009.

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.  AML’s web site is located at http://www.amlj.com and Mica-Tech’s website is located at http://www.mica-tech.com/

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.
 CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net sales	$3,332,000	$3,477,000	$10,029,000	$9,384,000
Cost of goods sold	1,949,000	1,880,000	5,667,000	5,247,000
Gross profit	1,383,000	1,597,000	4,362,000	4,137,000

Operating expenses:
Selling, general & administrative	679,000	784,000	2,144,000	2,305,000
Research and development	484,000	582,000	1,465,000	1,729,000
Total operating expenses	1,163,000	1,366,000	3,609,000	4,034,000

Income from operations	220,000	231,000	753,000	103,000

Gain on settlement of debt	---	---	567,000	---
Interest & other expense	(21,000)	(53,000)	(80,000)	(140,000)
Total other income (expense)	(21,000)	(53,000)	487,000	(140,000)
Income/(loss) before provision for income taxes and minority interest	199,000	178,000	1,240,000	(37,000)
Provision for income taxes	74,000	8,000	491,000	23,000
Minority Interest	---	133,000	---	421,000
Net income	$125,000	$303,000	$749,000	$361,000

Basic earnings per common share	$0.01	$0.03	$0.07	$0.04

Basic weighted average number of shares of common stock outstanding	10,642,000	10,257,000	10,549,000	10,257,000

Diluted earnings per common share	$0.01	$0.03	$0.07	$0.03

Diluted weighted average number of shares of common stock outstanding	10,712,000	10,835,000	10,758,000	10,937,000